Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

ICO, INC.

Pursuant to the provisions of the Texas Business Corporation Act, ICO, Inc., a Texas corporation, does hereby adopt these Amended and Restated Articles of Incorporation, which accurately copies the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the “Original Articles of Incorporation”) and as further amended by these Amended and Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof. The original Articles of Incorporation were filed by the Secretary of State on the 24th day of March, 1998.

1.  The name of the Corporation is ICO, Inc.

2.  The Original Articles of Incorporation are amended by these Amended and Restated Articles of Incorporation as follows:

(a)	The $6.75 Convertible Exchangeable Preferred Stock and the Junior Participating Preferred Stock are eliminated from the Original Articles of Incorporation; and

(b)	All references to the $6.75 Convertible Exchangeable Preferred Stock and the Junior Participating Preferred Stock are deleted from the Original Articles of Incorporation, including the following:

(i)	Statement of Designations establishing the $6.75 Convertible Exchangeable Preferred Stock, as amended; and
(ii)	Certificate of Designation of Junior Participating Preferred Stock.

3.  The amendments set forth in Section 2 above were duly adopted by the Board of Directors by unanimous written consent on November 27, 2007 pursuant to the authority conferred upon it by the Original Articles of Incorporation and Section 2.13 of the Texas Business Corporations Act.  The following resolutions setting forth these amendments have been duly adopted by all necessary action on the part of the Corporation.

WHEREAS, the Board has previously designated (i) 345,000 shares of Preferred Stock of the Corporation as the “$6.75 Convertible Exchangeable Preferred Stock” and (ii) 50,000 shares of Preferred Stock of the Corporation as the “Junior Participating Preferred Stock;”

WHEREAS, at the close of business on November 5, 2007, the Corporation redeemed and canceled all outstanding shares of the $6.75 Convertible Exchangeable Preferred Stock, and no such shares remain outstanding;

WHEREAS, no shares of Junior Participating Preferred Stock have been issued by the Corporation; and

WHEREAS, the Board of Directors desires to amend the Corporation’s Articles of Incorporation, as amended, to eliminate the $6.75 Convertible Exchangeable Preferred Stock and the Junior Participating Preferred Stock, together with all references to either series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by the Corporation’s Articles of Incorporation, as amended, and pursuant to Section 2.13 of the Texas Business Corporation Act, the Board of Directors hereby amends the Corporation’s Articles of Incorporation, as amended, to (a) eliminate the $6.75 Convertible Exchangeable Preferred Stock and the Junior Participating Preferred Stock and (b) delete all references to either such series, including the Statement of Designations establishing the $6.75 Convertible Exchangeable Preferred Stock, as amended, and the Certificate of Designation of Junior Participating Preferred Stock; and

FURTHER RESOLVED, THAT, the amendments described above shall be effective as of the date of filing by the Secretary of State of Texas of Amended and Restated Articles of Incorporation of the Corporation.

4.  The Original Articles of Incorporation are hereby superseded by the following Amended and Restated Articles of Incorporation which accurately copy the entire text thereof as further amended as above set forth:

ARTICLE ONE

The name of the corporation is ICO, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is 50,500,000 shares, of which 500,000 shall be Preferred Stock, with no par value, and 50,000,000 shall be Common Stock, with no par value.

The description of the authorized classes of stock and the preferences, designations, rights, privileges and powers, and the restrictions, limitations and qualifications thereof are as follows:

(a)           The holders of Common Stock shall have identical rights and privileges in every respect.

(b)           Each holder of Common Stock of record shall have one vote for each share of stock standing in his name on the books of the corporation. Cumulative voting shall not be allowed in the election of Directors or for any other purpose.

(c)           With respect to the 500,000 shares of Preferred Stock, with no par value, the Board of Directors of the corporation shall be expressly authorized to establish series and fix and determine the variations and the relative rights and preferences as between series, and the Board of Directors of the corporation shall have authority to divide any or all of such classes into series and to fix and determine the relative rights and preferences of the shares of any series so established, all in accordance with V.A.T.S., Business Corporation Act, Article 2.13.

(d)           No shareholder, either common or preferred, shall be entitled, as a matter of right, to exercise preemptive rights to acquire, purchase or subscribe for any unissued or treasury stock of the corporation.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money paid, labor done, or property actually received.

ARTICLE SIX

The address of the Corporation’s registered office is  1021 Main Street, Suite 1150, Houston, TX  77002 and the name of its registered agent at such address is CT Corporation System.

ARTICLE SEVEN

The number of directors constituting the current Board of Directors is nine (9) and the names and addresses of the persons who are now serving as directors of the corporation are:

Name	Address

Gregory T. Barmore	1811 Bering Drive, Suite 200
Houston, Texas 77057

Jon C. Biro	1811 Bering Drive, Suite 200
Houston, Texas 77057

Eric O. English	1811 Bering Drive, Suite 200
Houston, Texas 77057

David E.K. Frischkorn, Jr.	1811 Bering Drive, Suite 200
Houston, Texas 77057

Daniel R. Gaubert	1811 Bering Drive, Suite 200
Houston, Texas 77057

John F. Gibson	1811 Bering Drive, Suite 200
Houston, Texas 77057

A. John Knapp, Jr.	1811 Bering Drive, Suite 200
Houston, Texas 77057

Charles T. McCord, III	1811 Bering Drive, Suite 200
Houston, Texas 77057

Warren W. Wilder	1811 Bering Drive, Suite 200
Houston, Texas 77057

ARTICLE EIGHT

1.           If Paragraph 2 (below) is satisfied, no contract or other transaction between the corporation and any of its directors, officers or shareholders (or any corporation or firm in which any of them are directly or indirectly interested) shall be invalid solely because of this relationship or because of the presence of such director, officer or shareholder at the meeting authorizing such contract or transaction, or his participation in such meeting or authorization.

2.           Paragraph 1 (above) shall apply only if:

(a)           the material facts of the relationship or interest of each such director, officer or shareholder are known or disclosed:

(i)           to the Board of Directors and its nevertheless authorizes or ratifies the contract or transaction by a majority of the directors are present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

(ii)           to the shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or

(b)           the contract or transaction is fair to the corporation as of the time it is authorized or ratified by the Board of Directors, a committee of the Board, or the shareholders.

3.           This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision.

ARTICLE NINE

The shareholders of the corporation hereby delegate to the Board of Directors power to adopt, alter, amend or repeal the Bylaws of the corporation; the power shall be vested exclusively in the Board of Directors and shall not be exercised by the shareholders.

ARTICLE TEN

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director of the corporation, except that this Article Ten shall not eliminate or limit the liability of a director of the corporation for:

(i)           a breach of such director’s duty of loyalty to the corporation or its shareholders;

(ii)           an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(iii)           a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(iv)           an act or omission for which the liability of a director is expressly provided by statute; or

(v)           an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or amendment of this Article Ten by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendment. Anything therein to the contrary notwithstanding, if the Texas Miscellaneous Corporation Laws Act is amended after approval by the shareholders of this Article Ten to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act, as so amended from time to time.

Executed this 27th day of November, 2007

ICO, INC.

By:	/s/ A. John Knapp, Jr.
Name:	A. John Knapp, Jr.
Title:	President and Chief Executive Officer